Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061
Contact: Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2011 RESULTS

Company Achieves Record Net New Sales in Fourth Quarter 2011
Board of Directors Increases Quarterly Dividend to $.26 Per Share

LINCOLN, Nebraska (February 14, 2012) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year-end 2011.

Fourth Quarter
•	Net new sales of $6.0 million
•	Revenue up 20% to $19.1 million
•	Net income up 100% to $3.1 million
•	Diluted earnings per share of $0.46, up 100%

Year-end 2011
•	Net new sales up 22%
•	Revenue up 20% to $75.8 million
•	Net income up 36% to $11.6 million
•	Diluted earnings per share of $1.69, up 34%

Commenting on the fourth quarter results and overall company performance, Michael D. Hays, chief executive officer of National Research Corporation, said, “We clearly had a very good quarter, highlighted by record-breaking net new sales and strong revenue growth, which simply topped off what has been a very strong year overall.”

Revenue for the quarter ended December 31, 2011, was $19.1 million, compared to $15.9 million for the same quarter in 2010.  Net income for the quarter ended December 31, 2011, was $3.1 million, or $0.47 per basic share and $0.46 per diluted share, compared to $1.6 million for the fourth quarter 2010, or $0.24 per basic share and $0.23 per diluted share.

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NRCI Announces Fourth Quarter and Year-End 2011 Results

February 14, 2012

Revenue for the year ended December 31, 2011, was $75.8 million, compared to $63.4 million for the same period in 2010, an increase of 20%.  Net income for the year ended December 31, 2011, was $11.6 million or $1.73 per basic share and $1.69 per diluted share, compared to $8.5 million for the year ended December 31, 2010, or $1.28 per basic share and $1.26 per diluted share.

The Company’s Board of Directors has declared a regular quarterly cash dividend of $0.26 (twenty-six cents) per share, an increase of 18% over the prior quarter, payable March 30, 2012, to shareholders of record as of the close of business on March 2, 2012.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “We are very pleased with the financial performance in both the fourth quarter and full year that has been achieved as a result of our current business model.  In particular, we are very encouraged with our continued trend of strong organic revenue growth and an increase in our operating margin.”

A listen-only simulcast of National Research Corporation’s 2011 fourth quarter and year-end conference call will be available online at www.earnings.com on February 15, 2012, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

           National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End 2011 Results

February 14, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 30,
	2011	2010	2011	2010

Revenue	$19,111	$15,883	$75,767	$63,398

Operating expenses:
Direct expenses	7,178	6,264	28,667	24,635
Selling, general and administrative	5,648	5,938	23,300	20,202
Depreciation and amortization	1,275	1,322	5,065	4,704
Total operating expenses	14,101	13,524	57,032	49,541

Operating income	5,010	2,359	18,735	13,857

Other income (expense), net:
Interest income	5	1	13	6
Interest expense	(149)	(163)	(629)	(491)
Other, net	(14)	(38)	41	(57)

Total other expense, net	(158)	(200)	(575)	(542)

Income before income taxes	4,852	2,159	18,160	13,315
Provision for income taxes	1,720	590	6,596	4,816

Net income	$3,132	$1,569	$11,564	$8,499

Net income per share, basic	$0.47	$0.24	$1.73	$1.28
Net income per share, diluted	$0.46	$0.23	$1.69	$1.26

Weighted average shares outstanding:
Basic	6,691	6,644	6,672	6,637
Diluted	6,847	6,780	6,842	6,736

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NRCI Announces Fourth Quarter and Year-End 2011 Results

February 14, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,082	$3,519
Accounts receivable, net	11,187	9,172
Income taxes recoverable	--	1,277
Other current assets	2,868	3,373
Total current assets	22,137	17,341

Net property and equipment	13,613	14,482
Goodwill	57,730	55,133
Other, net	7,196	8,814

Total Assets	$100,676	$95,770

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,302	$2,307
Deferred revenue	16,500	17,701
Accrued compensation	3,591	4,315
Income taxes payable	145	--
Notes payable	1,861	1,827
Total current liabilities	24,399	26,150

Non-current liabilities	20,723	21,036

Total Liabilities	45,122	47,186

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,117,849 in 2011 and 8,044,855 in 2010;
outstanding 6,724,280 in 2011 and 6,668,574 in 2010	8	8
Additional paid-in capital	31,080	28,970
Retained earnings	46,995	41,343
Accumulated other comprehensive income	907	1,108
Treasury stock	(23,436)	(22,845)
Total shareholders’ equity	55,554	48,584
Total liabilities and shareholders’ equity	$100,676	$95,770

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